UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2021

INOGEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36309	33-0989359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

326 Bollay Drive, Goleta, CA		93117
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 562-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INGN	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer; Appointment of New Director; Resignation of Chief Executive Officer and Director

On January 22, 2021, the Board of Directors (“Board”) of Inogen, Inc. (the “Company”) appointed Nabil Shabshab to serve as President and Chief Executive Officer (“CEO”) of the Company, effective February 8, 2021.  In addition, on January 22, 2021, the Board, upon recommendation of the Nominating and Governance Committee, appointed Mr. Shabshab to serve as a Class II director of the Company, effective February 8, 2021, with a term expiring at the annual meeting of stockholders to be held in 2022.  Mr. Shabshab will succeed Scott Wilkinson, who had previously announced that he is retiring from the positions of President, CEO, and as a director.  Mr. Wilkinson’s retirement as an officer and director of the Company is effective February 8, 2021.

Most recently, Mr. Shabshab, 56, served as Worldwide President of Diabetes Care and Digital Health at Becton Dickinson and Company, a leading medical technology company, since August 2017. Prior to that, since August 2011, Mr. Shabshab served as Becton Dickinson’s Chief Marketing Officer and Executive Vice President of Strategic Planning. Prior to Becton Dickinson, Mr. Shabshab served as EVP, Global Portfolio, Chief Marketing Officer and Head of RD&E of Diversey, Inc., a cleaning and sanitation solutions company from 2006 to 2010. In his previous roles Mr. Shabshab served as Principal with The Zyman Group, as Vice President, Client Solutions and Consulting with Symphony IRI, and in various sales and marketing roles in pharmaceutical and consumer goods companies including Warner Lambert / Pfizer, the Coca-Cola Company, and Fronterra. Mr. Shabshab holds an MBA from Northwestern University Kellogg School of Management and a B.S. in Computer Sciences from American Lebanese University.

Nabil Shabshab Compensation Arrangements

On January 22, 2021, the Board, upon the recommendation of the Company’s Compensation Committee, approved Mr. Shabshab’s employment agreement, which provides for an annual base salary of $650,000, a target annual bonus opportunity of 85% of his base salary (which may not be reduced below 85% of his base salary without his prior written consent), and a cash sign-on bonus of $1.7 million.  If, prior to the 2-year anniversary of the effective date of the employment agreement, Mr. Shabshab’s employment is terminated by the Company for “cause” or he resigns without “good reason” (as such terms are defined in the employment agreement), he must immediately repay to the Company a pro-rata portion of the sign-on bonus within 30 days of such termination or resignation.

The employment agreement provides for the Company’s payment or reimbursement of certain relocation and temporary living expenses that Mr. Shabshab may incur, up to a maximum gross amount of $100,000 (inclusive of any tax gross up payments).  If, prior to the 2-year anniversary of the effective date of the employment agreement, Mr. Shabshab’s employment is terminated by the Company for cause or he resigns without good reason, he must immediately repay to the Company a pro-rata portion of the Company-paid relocation and temporary living expenses within 60 days of such termination or resignation.

The employment agreement also provides for an equity award of restricted stock units (“RSUs”) covering shares of the Company’s common stock with an initial value of approximately $1.8 million (the “New Hire RSU Award”). Subject to Mr. Shabshab’s continued service with the Company, 50% of the New Hire RSU Award will vest after approximately one year, and the remaining 50% of the New Hire RSU Award will vest in 1/8th quarterly installments over the following 2 years.

In addition, the employment agreement provides for an equity award covering shares of the Company’s common stock with an initial value of approximately $2.0 million (the “2021 Annual Award”).  50% of the 2021 Annual Award will be in the form of RSUs vesting on a time-based vesting schedule, and 50% of the 2021 Annual Award will be in the form of performance-based RSUs (“PSUs”) vesting based on performance‑based criteria.  Subject to Mr. Shabshab’s continued service with the Company, 25% of the RSUs subject to the 2021 Annual Award will vest after approximately one year, and the remaining 75% of the RSUs subject to the 2021 Annual Award will vest in 1/12th quarterly installments over the following 3 years.  The PSUs subject to the 2021 Annual Award will be divided into 3 substantially equal tranches that vest based on the achievement of performance goals for 2021, 2022, and 2023, respectively, subject to Mr. Shabshab’s continued service with the Company.

The New Hire RSU Award and 2021 Annual Award each will be subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan and applicable award agreements.

The employment agreement also provides that beginning in 2022 and for each year in which Mr. Shabshab serves as the Company’s CEO, unless otherwise agreed to by Mr. Shabshab with prior written consent, he will be eligible for annual Company equity awards with an initial value of not less than $2.0 million, on the terms and conditions approved by the Board or the Compensation Committee.

Mr. Shabshab’s employment agreement also provides that if his employment with the Company is terminated by the Company without cause (excluding by reason of death or disability) or he resigns for good reason outside of the period beginning 3 months before a change of control (as defined in the employment agreement) and ending 12 months after a change of control (the “Change of Control Period”), he will be eligible to receive the following severance benefits:

•	continued payment of his base salary for a period of 24 months following his termination date (the “Severance Payments”);
•

for up to 24 months following his termination date, he and his eligible dependents will only be required to pay the portion of the costs of medical benefits as he was required to pay as of the date of his termination, or he will receive taxable monthly payments for the equivalent period in the event the Company determines that the COBRA subsidy could violate applicable law (the “COBRA Benefits”); and

•

if such termination or resignation occurs on or before the 2-year anniversary of the effective date the employment agreement, the number of RSUs subject to the New Hire Award that otherwise would have vested as of the 2-year anniversary of such termination or resignation will vest.

Under the employment agreement, if, during the Change of Control Period, Mr. Shabshab’s employment is terminated by the Company without cause (excluding by reason of death or disability) or he resigns for good reason, he will be eligible to receive the Severance Payments, the COBRA Benefits, and all outstanding Company equity awards (including the New Hire Award and the 2021 Annual Award) will fully vest, and, unless otherwise provided in the applicable award agreement governing such Company equity award, the performance criteria for any performance-based awards will be deemed to be satisfied at not less than the target level or such higher level as may be determined by the applicable Company equity plan, award agreement, or agreement governing the change of control.

Mr. Shabshab’s receipt of the severance benefits described above is conditioned on his timely signing and not revoking a release of claims, resigning all directorships, committee memberships or any other positions he holds with the Company, and continuing to comply with certain covenants in the employment agreement.

Mr. Shabshab’s employment agreement also provides that in the event his employment with the Company terminates due to his death or disability, the number of RSUs subject to the New Hire Award that otherwise would have vested as of the 2-year anniversary of such termination will vest.

In the event any of the amounts provided for under the employment agreement or otherwise payable to Mr. Shabshab would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, he would be entitled to receive either full payment of benefits under the employment agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him.

Mr. Shabshab will receive no additional compensation for his service on the Board.

The summary of Mr. Shabshab’s employment and severance agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the employment and severance agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

In addition, Inogen has entered into its standard form of indemnification agreement with Mr. Shabshab. The form indemnification agreement was filed with the Securities and Exchange Commission on November 27, 2013 as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 and is incorporated herein by reference.  Mr. Shabshab has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There is no arrangement or understanding between Mr. Shabshab or any other person pursuant to which Mr. Shabshab was selected as an officer or director. There are no family relationships between Mr. Shabshab and any of the Company’s directors or executive officers.

Scott Wilkinson Transition Agreement

In connection with Mr. Wilkinson’s retirement as President, CEO and as a director, Mr. Wilkinson and the Company entered into a transition agreement and release, whereby Mr. Wilkinson agreed to provide transition services to the Company as a non-executive employee until, at the latest, June 4, 2021.

The transition agreement provides that during the period Mr. Wilkinson provides these transition services, he will continue to receive his current base salary, be eligible for a discretionary annual performance bonus award corresponding to fiscal year 2020 (if any), receive employment benefits pursuant to the Company’s benefit plans as in effect, and vest in his Company equity awards according to their terms.

The transition agreement also provides that subject to (i) Mr. Wilkinson’s execution of the transition agreement and his timely execution of the supplemental release agreement attached to the transition agreement following the termination of his employment with the Company, (ii) both agreements going into effect and (iii) his fulfillment of all of the terms and conditions of both agreements, the Company will reimburse him for the premium payments he makes for COBRA coverage in an amount equal to the Company-paid portion for such benefits as of immediately before the date his employment terminates for a period of up to 18 months (or taxable monthly payments for the equivalent period in the event the Company determines that the COBRA subsidy could violate applicable law).

The summary of Mr. Wilkinson’s transition agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the transition agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

The Company plans to issue a press release announcing Mr. Shabshab’s appointment as President, CEO and a director and the retirement of Mr. Wilkinson at a future date.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit	Description
10.1	Employment and Severance Agreement between the Company and Nabil Shabshab, dated January 22, 2021.
10.2	Transition Agreement and Release between the Company and Scott Wilkinson, dated January 22, 2021.
104	The cover page of this Current Report on Form 8-K, formatted in inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOGEN, INC.

Date: January 25, 2021	By:	/s/ Alison Bauerlein
Alison Bauerlein Executive Vice President, Finance, Chief Financial Officer, Secretary and Treasurer